Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Plan Administrator, Investment and Benefit Committees of Celanese Americas Retirement Savings Plan:
We consent to the incorporation by reference in the Registration Statement on Form S-8 of Celanese Americas Retirement Savings Plan. (filed under Securities and Exchange Commission File No. 333-128048) of our report dated June 15, 2007, relating to the statements of net assets available for plan benefits of Celanese Americas Retirement Savings Plan as of December 31, 2006, and the related statements of changes in net assets available for plan benefits for the year then ended, and supplemental schedule H, line 4i — schedule of assets (held at end of year) as of December 31, 2006, which report appears in the December 31, 2006 Annual Report of Form 11-K of Celanese Americas Retirement Savings Plan.
/s/ PMB Helin Donovan, LLP

Austin, Texas
June 25, 2007

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